Contact:
Euronet Worldwide, Inc.
Stephanie Taylor
+1-913-327-4200

Euronet Worldwide Reports Fourth Quarter and Full Year 2017 Financial Results

LEAWOOD, KANSAS, USA - February 6, 2018 - Euronet Worldwide, Inc. (“Euronet” or the “Company”) (NASDAQ: EEFT), a leading electronic payments provider, reports fourth quarter and full year 2017 financial results.

Euronet reports the following consolidated results for the fourth quarter 2017 compared with the same period of 2016:

•	Revenues of $604.6 million, a 16% increase from $519.8 million (10% increase on a constant currency(1) basis).

•	Operating income of $41.1 million, a 29% decrease from $58.1 million (35% decrease on a constant currency basis).

•	Adjusted operating income(2) of $73.6 million, a 27% increase from $58.1 million (20% increase on a constant currency basis).

•	Adjusted EBITDA(3) of $102.9 million, a 24% increase from $83.3 million (16% increase on a constant currency basis).

•	Net loss attributable to Euronet of $22.9 million or $0.44 diluted loss per share, compared with net income of $28.9 million or $0.54 diluted earnings per share.

•	Adjusted earnings per share(4) of $1.13, a 14% increase from $0.99.

•	Transactions of 937 million, a 6% increase from 881 million.

Euronet reports the following consolidated results for the full year 2017 compared with the same period of 2016:

•	Revenues of $2,252.4 million, a 15% increase from $1,958.6 million (13% increase on a constant currency(1) basis).

•	Operating income of $266.0 million, a 6% increase from $249.8 million (3% increase on a constant currency basis).

•	Adjusted operating income(2) of $304.6 million, a 22% increase from $249.8 million (19% increase on a constant currency basis).

•	Adjusted EBITDA(3) of $415.2 million, a 20% increase from $345.2 million (18% increase on a constant currency basis).

•	Net income attributable to Euronet of $156.9 million or $2.85 diluted earnings per share, compared with net income of $174.4 million or $3.23 diluted earnings per share.

•	Adjusted earnings per share(4) of $4.58, a 14% increase from $4.02.

•	Transactions of 3,631 million, an 11% increase from 3,261 million.

"I am pleased we continued to deliver strong double-digit growth in revenue and adjusted earnings per share for the fourth quarter," stated Michael J. Brown, Euronet's Chairman and Chief Executive Officer. "The 14% growth in adjusted earnings per share was led by sustained growth in the EFT segment from continued investments in our ATM networks.

epay also delivered a strong fourth quarter with double-digit operating income growth from the seasonally higher sales of non-mobile products, and Money Transfer delivered solid revenue growth, despite price reductions given upon extension of the Walmart agreement."

"For the full year we delivered Adjusted EPS of $4.58, a 14% year-over-year increase, and the fifth consecutive year we have delivered strong double-digit growth in Adjusted EPS," continued Mr. Brown. "This consistently strong earnings growth is the result of continued focus by each of our segments to add more product across more devices."

On December 22, 2017, the U.S. passed tax reform legislation which has significantly impacted the Company's income taxes for 2017. The new law required the Company to recognize its affiliates' historic deferred foreign earnings as a deemed repatriation, subjecting the earnings to U.S. tax. The Company anticipates a preliminary charge of $41.6 million which represents the current and deferred tax impact in 2017. The current tax amount is $28.1 million which is payable over 8 years and fully utilized our pre-tax U.S. net operating loss of approximately $134 million. This non-recurring charge of $41.6 million has been excluded from Adjusted EPS in order to more clearly depict the operating results of the business.

In the fourth quarter 2017, the Company completed its annual goodwill impairment testing and recorded a non-cash goodwill impairment charge of $31.8 million related to the Company's epay businesses in the Middle East, North America and the United Kingdom. In order to provide a more transparent comparison of operating results, adjusted operating income has been provided to exclude the impact of these impairments from the fourth quarter and full year results. Full year adjusted operating income also excludes the $2.3 million impairment charge recorded in the second quarter 2017 related to the Company's decision to close its Pure Commerce office in South Korea.

See the reconciliation of non-GAAP items in the attached financial schedules.

Segment and Other Results
The EFT Processing Segment reports the following results for the fourth quarter 2017 compared with the same period or date in 2016:

•	Revenues of $146.5 million, a 33% increase from $110.0 million (24% increase on a constant currency basis).

•	Operating income of $25.8 million, a 55% increase from $16.6 million (45% increase on a constant currency basis).

•	Adjusted EBITDA of $41.6 million, a 47% increase from $28.3 million (37% increase on a constant currency basis).

•	Transactions of 627 million, a 22% increase from 515 million.

•	Operated 37,133 ATMs as of December 31, 2017, a 9% increase from 33,973.

The EFT Processing Segment reports the following results for the full year 2017 compared with the same period or date in 2016:

•	Revenues of $634.6 million, a 37% increase from $464.3 million (33% increase on a constant currency basis).

•	Operating income of $162.9 million, a 39% increase from $117.2 million (34% increase on a constant currency basis).

•	Adjusted operating income of $165.2 million, a 41% increase from $117.2 million (36% increase on a constant currency basis).

•	Adjusted EBITDA of $220.8 million, a 40% increase from $157.3 million (36% increase on a constant currency basis).

•	Transactions of 2,352 million, a 25% increase from 1,885 million.

Fourth quarter constant currency revenue, operating income and adjusted EBITDA growth was largely the result of a 9% year-over-year increase in active ATMs, a 22% increase in transactions and the return of the ATM cash supply in India to pre-demonetization levels. The increases in ATMs and transactions were primarily from growth in Europe and India - including an increase in the number of value added transactions on both ATMs and point-of-sale terminals. Similar to the fourth quarter 2016, the EFT Segment added more than 1,000 high-value ATMs during the quarter -

deployed primarily throughout Europe - which positions the EFT segment for a continuation of strong revenue growth, but also results in higher operating costs in the seasonally weaker first quarter.

For the full year, ATM growth reflects the addition of approximately 3,300 high-value ATMs in Europe and India as well as the addition of approximately 900 ATMs under our low-margin agreements in India, less approximately 1,000 more winterized ATMs than the prior year.

Full year revenue, adjusted operating income and adjusted EBITDA growth was the result of ATM and transaction expansion, together with the easing of the cash constraints stemming from the 2016 de-monetization in India.

The epay Segment reports the following results for the fourth quarter 2017 compared with the same period or date in 2016:

•	Revenues of $221.5 million, a 13% increase from $195.9 million (5% increase on a constant currency basis).

•	Operating loss of $6.3 million, compared with operating income of $21.6 million.

•	Adjusted operating income of $25.5 million, an 18% increase from $21.6 million (10% increase on a constant currency basis).

•	Adjusted EBITDA of $27.5 million, a 14% increase from $24.2 million (5% increase on a constant currency basis).

•	Transactions of 285 million, a 17% decrease from 344 million.

•	Point-of-sale ("POS") terminals of approximately 707,000 as of December 31, 2017, a 7% increase from approximately 661,000.

•	Retailer locations of approximately 323,000 as of December 31, 2017, a 6% increase from approximately 305,000.

The epay Segment reports the following results for the full year 2017 compared with the same period or date in 2016:

•	Revenues of $734.0 million, a 6% increase from $693.9 million (4% increase on a constant currency basis).

•	Operating income of $38.1 million, a 44% decrease from $68.2 million (46% decrease on a constant currency basis).

•	Adjusted operating income of $69.9 million, a 2% increase from $68.2 million (no change on a constant currency basis).

•	Adjusted EBITDA of $79.6 million, a 1% increase from $79.2 million (2% decrease on a constant currency basis).

•	Transactions of 1,186 million, an 8% decrease from 1,294 million.

epay fourth quarter constant currency revenue, adjusted operating income and adjusted EBITDA growth was primarily the result of increased sales of non-mobile products, partially offset by certain mobile transaction declines. The 17% decline in transactions was largely the result of the loss of a high-volume, low-margin customer in the Middle East.

For the full year, epay constant currency revenue growth resulted from increased sales of non-mobile products, partially offset by certain mobile transaction declines. Full year adjusted operating income and adjusted EBITDA changes largely reflect increases in certain advertising and promotion expenses.

The Money Transfer Segment reports the following results for the fourth quarter 2017 compared with the same period or date in 2016:

•	Revenues of $237.6 million, an 11% increase from $214.3 million (8% increase on a constant currency basis).

•	Operating income of $29.2 million, a 1% increase from $28.9 million (2% decrease on a constant currency basis).

•	Adjusted EBITDA of $36.8 million, a 2% increase from $36.2 million (1% decrease on a constant currency basis).

•	Total transactions of 24.8 million, a 14% increase from 21.8 million.

•	Network locations of approximately 343,000 as of December 31, 2017, an 8% increase from approximately 317,000.

The Money Transfer Segment reports the following results for the full year 2017 compared with the same period or date in 2016:

•	Revenues of $886.7 million, an 11% increase from $802.0 million (10% increase on a constant currency basis).

•	Operating income of $104.5 million, a 3% increase from $101.5 million (2% increase on a constant currency basis).

•	Adjusted EBITDA of $134.1 million, a 3% increase from $130.7 million (2% increase on a constant currency basis).

•	Total transactions of 92.2 million, a 12% increase from 82.3 million.

Fourth quarter constant currency revenue growth was driven by growth across most sectors of the Ria business together with continued contributions from the conversion of the XE international payments business to the HiFX platform. Operating income and adjusted EBITDA were adversely impacted by the price reduction included in the April 2017 extension of the Walmart agreement and from certain investments, principally in India, to further expand the Ria network. Excluding these items, constant currency operating income would have grown at approximately 7%.

Fourth quarter money transfers grew 14% and non-transfer transactions, such as currency exchange and check cashing, grew 12%, resulting in total transaction growth of 14%.

Full year constant currency revenue, operating income and adjusted EBITDA growth was driven by growth across most segments of Ria's business as well as the conversion of XE to the HiFX platform, partially offset by the price reduction included in the Walmart renewal and increased advertising expenses - primarily from the launch of our enhanced payout network in India. Excluding the Walmart renewal and the increased advertising expenses, operating income and adjusted EBITDA would have grown in-line with revenue growth.

Corporate and Other reports $7.6 million of expense for the fourth quarter 2017 compared with $9.0 million for the fourth quarter 2016. Excluding costs related to the proposed MoneyGram transaction, adjusted operating expense would have been $6.9 million for the fourth quarter 2017 compared with $9.0 million for the fourth quarter 2016. Decreased corporate expense is largely due to reduced short-term incentive compensation expense.

For the full year, Corporate and other reports $39.5 million of expense compared with $37.1 million for the full year 2016. Excluding costs related to the proposed MoneyGram transaction, adjusted operating expense would have been $35.0 million for the full year 2017 compared with $37.1 million for the full year 2016.

Balance Sheet and Financial Position
Unrestricted cash on hand was $819.1 million as of December 31, 2017, compared to $1,062.2 million as of September 30, 2017. The decrease in cash is due to repayments on the revolver and the short-term ATM facility as well as settlement timing in the business, partially offset by cash generated from operations.

Total indebtedness was $460.5 million as of December 31, 2017, compared to $744.0 million as of September 30, 2017. Debt decreased as a result of repayments on the revolver and the short-term ATM cash facility due to lower seasonal ATM cash requirements.

Guidance
The Company currently expects adjusted earnings per share for the first quarter 2018, assuming foreign currency exchange rates and the Company's share price remain stable through the end of the quarter, to be approximately $0.73. This guidance includes an impact of approximately $0.10 per share associated with certain minimum tax on foreign earnings resulting from the new tax reform legislation passed in December 2017, combined with a seasonal mix of profits generated in higher tax rate jurisdictions, additional discounts agreed for the extension of an important outsourcing customer and the additional costs related to seasonally activated ATMs.

Non-GAAP Measures
In addition to the results presented in accordance with U.S. GAAP, the Company presents non-GAAP financial measures, such as constant currency financial measures, adjusted operating income, adjusted EBITDA and adjusted earnings per share. These measures should be used in addition to, and not a substitute for, revenues, net income, operating income and earnings per share computed in accordance with U.S. GAAP. We believe that these non-GAAP measures provide useful information to investors regarding the Company's performance and overall results of operations. These non-GAAP measures are also an integral part of the Company's internal reporting and performance assessment for executives and senior management. The non-GAAP measures used by the Company may not be comparable to similarly titled non-GAAP measures used by other companies. The attached schedules provide a full reconciliation of these non-GAAP financial measures to their most directly comparable U.S. GAAP financial measure.

The Company does not provide a reconciliation of its forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for GAAP and the related GAAP to non-GAAP reconciliation, including adjustments that would be necessary for currency exchange rate fluctuations and other charges reflected in the Company's reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.

(1) Constant currency financial measures are computed as if foreign currency exchange rates did not change from the prior period. This information is provided to illustrate the impact of changes in foreign currency exchange rates on the Company's results when compared to the prior period.

(2) Adjusted operating income is defined as operating income excluding expenses related to the potential MoneyGram acquisition and impairment charges.

(3) Adjusted EBITDA is defined as net income excluding interest, income tax expense, depreciation, amortization, share-based compensation, expenses related to the potential MoneyGram acquisition, impairment charges and other non-operating or non-recurring items that are considered expenses or income under U.S. GAAP. Adjusted EBITDA represents a performance measure and is not intended to represent a liquidity measure.

(4) Adjusted earnings per share is defined as diluted U.S. GAAP earnings per share excluding, to the extent incurred in the period, the tax-effected impacts of: a) foreign currency exchange gains or losses, b) goodwill and intangible asset impairment charges, c) gains or losses from the early retirement of debt, d) share-based compensation, e) acquired intangible asset amortization, f) expenses related to the potential MoneyGram acquisition, g) non-cash interest expense, h) non-cash income tax expense, i) the impact of the tax reform legislation passed in 2017, and j) other non-operating or non-recurring items. Adjusted earnings per share represents a performance measure and is not intended to represent a liquidity measure.

Conference Call and Slide Presentation
Euronet Worldwide will host an analyst conference call on February 7, 2018, at 9:00 a.m. Eastern Time to discuss these results. The call may also include discussion of company developments, forward-looking information and other material information about business and financial matters. To listen to the call via telephone, dial 877-303-6313 (USA) or +1-631-813-4734 (outside the USA). The conference call will also be available via webcast at http://ir.euronetworldwide.com. Participants should go to the website at least five minutes prior to the scheduled start time of the event to register. A slideshow will be included in the webcast.

A webcast replay will be available beginning approximately one hour after the event at http://ir.euronetworldwide.com and will remain available for one year.

About Euronet Worldwide, Inc.
Euronet Worldwide is an industry leader in processing secure electronic financial transactions. The Company offers payment and transaction processing solutions to financial institutions, retailers, service providers and individual consumers. These services include comprehensive ATM, POS and card outsourcing services, card issuing and merchant acquiring services, software solutions, cash-based and online-initiated consumer-to-consumer and business-to-business money transfer services, and electronic distribution of prepaid mobile phone time and other prepaid products.

Euronet's global payment network is extensive - including 37,133 ATMs, approximately 248,000 EFT POS terminals and a growing portfolio of outsourced debit and credit card services which are under management in 52 countries; card software solutions; a prepaid processing network of approximately 707,000 POS terminals at approximately 323,000 retailer locations in 39 countries; and a global money transfer network of approximately 343,000 locations serving 147 countries. With corporate headquarters in Leawood, Kansas, USA, and 61 worldwide offices, Euronet serves clients in approximately 160 countries. For more information, please visit the Company's website at www.euronetworldwide.com.

Statements contained in this news release that concern Euronet's or its management's intentions, expectations, or predictions of future performance, are forward-looking statements. Euronet's actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: conditions in world financial markets and general economic conditions, including the effects in Europe of the Brexit vote and economic conditions in specific countries or regions; the effects of demonetization in India; technological developments affecting the market for the Company's products and services; foreign currency exchange rate fluctuations; the effects of any breaches in the security of our computer systems or those of our customers or vendors; the Company's ability to renew existing contracts at profitable rates; changes in fees payable for transactions performed for cards bearing international logos or over switching networks such as card transactions on ATMs; changes in the Company's relationship with, or in fees charged by, the Company's business partners; competition; the outcome of claims and other loss contingencies affecting the Company; and changes in laws and regulations affecting the Company's business, including tax and immigration laws. These risks and other risks are described in the Company's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained via the SEC's Edgar website or by contacting the Company or the SEC. Any forward-looking statements made in this release speak only as of the date of this release. Except as may be required by law, Euronet does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances. The Company regularly posts important information to the investor relations section of its website.

EURONET WORLDWIDE, INC.
Condensed Consolidated Balance Sheets
(in millions)

	As of
	December 31,	As of
	2017	December 31,
	(unaudited)	2016

ASSETS
Current assets:
Cash and cash equivalents	$819.1	$734.4
Restricted cash	81.4	77.7
Inventory - PINs and other	95.7	78.1
Trade accounts receivable, net	744.9	503.0
Prepaid expenses and other current assets	149.1	191.8

Total current assets	1,890.2	1,585.0

Property and equipment, net	268.3	202.1
Goodwill and acquired intangible assets, net	867.9	855.0
Other assets, net	113.6	70.8

Total assets	$3,140.0	$2,712.9

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and other current liabilities	$1,361.0	$1,143.6
Short-term debt obligations	46.7	35.5

Total current liabilities	1,407.7	1,179.1

Debt obligations, net of current portion	404.0	561.7
Capital lease obligations, net of current portion	9.8	7.0
Deferred income taxes	55.0	44.1
Other long-term liabilities	64.0	20.5

Total liabilities	1,940.5	1,812.4

Equity	1,199.5	900.5

Total liabilities and equity	$3,140.0	$2,712.9

EURONET WORLDWIDE, INC.
Consolidated Statements of Operations
(unaudited - in millions, except share and per share data)

	Year Ended		Three Months Ended
	December 31,		December 31,
	2017	2016	2017	2016

Revenues	$2,252.4	$1,958.6	$604.6	$519.8

Operating expenses:
Direct operating costs	1,356.2	1,174.6	377.5	321.0
Salaries and benefits	310.8	288.3	78.2	75.4
Selling, general and administrative	190.3	165.4	50.5	43.7
Impairment of goodwill and acquired intangible assets	34.1	—	31.8	—
Depreciation and amortization	95.0	80.5	25.5	21.6
Total operating expenses	1,986.4	1,708.8	563.5	461.7
Operating income	266.0	249.8	41.1	58.1

Other income (expense):
Interest income	2.5	1.7	0.4	0.5
Interest expense	(32.4)	(28.6)	(7.4)	(7.5)
Other gains	0.1	20.0	0.1	0.1
Foreign currency exchange gain (loss)	20.3	(10.1)	(0.7)	(8.9)
Total other expense, net	(9.5)	(17.0)	(7.6)	(15.8)
Income before income taxes	256.5	232.8	33.5	42.3

Income tax expense	(99.5)	(58.8)	(56.3)	(13.7)

Net income (loss)	157.0	174.0	(22.8)	28.6
Net (income) loss attributable to noncontrolling interests	(0.1)	0.4	(0.1)	0.3
Net income (loss) attributable to Euronet Worldwide, Inc.	$156.9	$174.4	$(22.9)	$28.9

Earnings (loss) per share attributable to Euronet
Worldwide, Inc. stockholders - diluted	$2.85	$3.23	$(0.44)	$0.54

Diluted weighted average shares outstanding	55,116,327	54,001,079	52,702,552	53,973,112

EURONET WORLDWIDE, INC.
Reconciliation of Net Income (Loss) to Adjusted Operating Income (Loss) and Adjusted EBITDA
(unaudited - in millions)

	Three months ended December 31, 2017

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net loss					$(22.8)

Add: Income tax expense					56.3
Add: Total other expense, net					7.6

Operating income (loss)	$25.8	$(6.3)	$29.2	$(7.6)	$41.1

Add: Impairment charges	—	31.8	—	—	31.8
Add: Expenses incurred for proposed acquisition of MoneyGram	—	—	—	0.7	0.7
Adjusted operating income (expense) (1)	25.8	25.5	29.2	(6.9)	73.6

Add: Depreciation and amortization	15.8	2.0	7.6	0.1	25.5
Add: Share-based compensation	—	—	—	3.8	3.8

Earnings (expense) before interest, taxes, depreciation, amortization, proposed transaction expenses, impairment charges and share-based compensation (Adjusted EBITDA) (2)	$41.6	$27.5	$36.8	$(3.0)	$102.9

	Three months ended December 31, 2016

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$28.6

Add: Income tax expense					13.7
Add: Total other expense, net					15.8

Operating income (expense)	$16.6	$21.6	$28.9	$(9.0)	$58.1

Add: Depreciation and amortization	11.7	2.6	7.3	—	21.6
Add: Share-based compensation	—	—	—	3.6	3.6

Earnings (expense) before interest, taxes, depreciation, amortization and share-based compensation (Adjusted EBITDA) (2)	$28.3	$24.2	$36.2	$(5.4)	$83.3

EURONET WORLDWIDE, INC.
Reconciliation of Net Income to Adjusted Operating Income (Expense) and Adjusted EBITDA
(unaudited - in millions)

	Twelve months ended December 31, 2017

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$157.0

Add: Income tax expense					99.5
Add: Total other expense, net					9.5

Operating income (expense)	$162.9	$38.1	$104.5	$(39.5)	$266.0

Add: Impairment charges	2.3	31.8	—	—	34.1
Add: Expenses incurred for proposed acquisition of MoneyGram	—	—	—	4.5	4.5
Adjusted operating income (expense) (1)	165.2	69.9	104.5	(35.0)	304.6

Add: Depreciation and amortization	55.6	9.7	29.6	0.1	95.0
Add: Share-based compensation	—	—	—	15.6	15.6

Earnings (expense) before interest, taxes, depreciation, amortization, proposed transaction expenses, impairment charges and share-based compensation (Adjusted EBITDA) (2)	$220.8	$79.6	$134.1	$(19.3)	$415.2

	Twelve months ended December 31, 2016

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$174.0

Add: Income tax expense					58.8
Add: Total other expense, net					17.0

Operating income (expense)	$117.2	$68.2	$101.5	$(37.1)	$249.8

Add: Depreciation and amortization	40.1	11.0	29.2	0.2	80.5
Add: Share-based compensation	—	—	—	14.9	14.9

Earnings (expense) before interest, taxes, depreciation, amortization and share-based compensation (Adjusted EBITDA) (2)	$157.3	$79.2	$130.7	$(22.0)	$345.2

(1) Adjusted operating income excludes impairment charges and costs related to the potential acquisition of MoneyGram and is a non-GAAP measure that should be considered in addition to, and not a substitute for, net income computed in accordance with U.S. GAAP.

(2) Adjusted EBITDA is a non-GAAP measure that should be considered in addition to, and not a substitute for, net income computed in accordance with U.S. GAAP.

EURONET WORLDWIDE, INC.
Reconciliation of Adjusted Earnings per Share
(unaudited - in millions, except share and per share data)

	Year Ended		Three Months Ended
	December 31,		December 31,
	2017	2016	2017	2016

Net income (loss) attributable to Euronet Worldwide, Inc.	$156.9	$174.4	$(22.9)	$28.9

Foreign currency exchange (gain) loss	(20.3)	10.1	0.7	8.9
Intangible asset amortization(1)	24.5	25.5	5.7	6.5
Share-based compensation(2)	15.6	14.9	3.8	3.6
Expenses incurred for proposed acquisition of MoneyGram(3)	4.5	—	0.7	—
Other non-operating gains(4)	—	(19.9)	—	—
Impairment of goodwill and acquired intangible assets	34.1	—	31.8	—
Income tax effect of above adjustments(5)	(6.6)	(1.0)	(4.8)	(0.5)
Non-cash interest accretion(6)	11.0	10.4	2.8	2.7
U.S. tax reform impact(7)	41.6	—	41.6	—
Non-cash GAAP tax (benefit) expense(8)	(7.5)	3.7	3.2	3.6

Adjusted earnings(9)	$253.8	$218.1	$62.6	$53.7

Adjusted earnings per share - diluted(9)	$4.58	$4.02	$1.13	$0.99

Diluted weighted average shares outstanding (GAAP)	55,116,327	54,001,079	52,702,552	53,973,112

Incremental shares from assumed conversion of stock options and restricted stock	—	—	1,790,493	—
Effect of assumed conversion of convertible debentures	—	—	799,680	—
Effect of unrecognized share-based compensation on diluted shares outstanding	304,387	293,470	306,020	274,721
Adjusted diluted weighted average shares outstanding	55,420,714	54,294,549	55,598,745	54,247,833

(1) Intangible asset amortization of $5.7 million and $6.5 million are included in depreciation and amortization expense of $25.5 million and $21.6 million for the three months ended December 31, 2017 and December 31, 2016, respectively, in the consolidated statements of operations. Intangible asset amortization of $24.5 million and $25.5 million are included in depreciation and amortization expense of $95.0 million and $80.5 million for the twelve months ended December 31, 2017 and December 31, 2016, respectively, in the consolidated statements of operations.

(2) Share-based compensation of $3.8 million and $3.6 million are included in salaries and benefits expense of $78.2 million and $75.4 million for the three months ended December 31, 2017 and December 31, 2016, respectively, in the consolidated statements of operations. Share-based compensation of $15.6 million and $14.9 million are included in salaries and benefits expense of $310.8 million and $288.3 million for the twelve months ended December 31, 2017 and December 31, 2016, respectively, in the consolidated statements of operations.

(3) Expenses incurred for the proposed acquisition of MoneyGram of $0.7 million are included in the selling, general and administrative expenses of $50.5 million for the three months ended December 31, 2017, in the consolidated statements of operations. Expenses incurred for the proposed acquisition of MoneyGram of $4.5 million are included in the selling, general and administrative expenses of $190.3 million for the twelve months ended December 31, 2017, in the consolidated statements of operations.

(4) The $19.9 million other non-operating gains are primarily related to a gain on the same of an investment during 2016 and are included in other gains of $20.0 million in the consolidated statement of operations for the twelve months ended December 31, 2016.

(5) Adjustment is the aggregate U.S. GAAP income tax effect on the preceding adjustments determined by applying the applicable statutory U.S. federal, state and/or foreign income tax rates.

(6) Non-cash interest accretion of $2.8 million and $2.7 million are included in interest expense of $7.4 million and $7.5 million for the three months ended December 31, 2017 and December 31, 2016, respectively, in the consolidated statements of operations. Non-cash interest accretion of $11.0 million and $10.4 million are included in interest expense of $32.4 million and $28.6 million for the twelve months ended December 31, 2017 and December 31, 2016, respectively, in the consolidated statements of operations.

(7) U.S. tax reform non-recurring adjustment is the preliminary U.S. GAAP current and deferred tax expense recognized from the enactment of the Tax Cuts and Jobs Act, which became law on December 22, 2017.

(8) Adjustment is the U.S. GAAP tax (benefit) expense recognized on certain items that will not be realized in cash in the current period. The most significant items are utilization of certain material net deferred tax assets and amortization of U.S. indefinite-lived intangible assets. Additionally, during the three months ended September 30, 2017, the Company recognized a U.S. GAAP income tax benefit related to the release of a $16.3 million valuation allowance on certain foreign net deferred tax assets and removed the effect from adjusted earnings per share for those benefits that will not be realized in cash during the current period.

(9) Adjusted earnings and adjusted earnings per share are non-GAAP measures that should be considered in addition to, and not as a substitute for, net income and earnings per share computed in accordance with U.S. GAAP.